Exhibit 23.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

DELIVERY OF FINAL LETTER IS SUBJECT TO COMPLETION OF GOODWIN PROCTER LLP’S OPINION REVIEW AND CLEARANCE PROCEDURES*

June 12, 2023

The Purchasers listed on the signature pages

to the Purchase Agreement referred to below

A.G.P./Alliance Global Partners 590 Madison Avenue, 28th Floor New York, NY 10022

Re: Precipio, Inc.

We have acted as counsel for Precipio, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company to the Purchasers (as defined below) of an aggregate of (i) 4,444,445 shares (the “Common Shares”) of common stock, $0.01 par value per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 319,445 shares of Common Stock (such shares issuable upon exercise of the Pre-funded Warrants, the “Pre-funded Warrant Shares”, and together with the Common Shares, the “Shares”) and (iii) accompanying warrants (the “Common Warrants” and together with the Pre-funded Warrants, the “Warrants”) to purchase up to 8,888,890 shares of Common Stock (such shares issuable upon exercise of the Common Warrants, the “Common Warrant Shares”) of the Company. We are furnishing this opinion letter to you pursuant to Section 2.2(a)(x) of the Securities Purchase Agreement, dated as of June 8, 2023 (the “Purchase Agreement”), by and among the Company and the purchasers identified on the signature pages thereto (the “Purchasers”) and pursuant to Section 2.2(a)(x) of the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

The registration statement on Form S-3 (No. 333-271277) covering the offer and sale of the Shares filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2023, as amended by Amendment No. 1 filed with the Commission on April 25, 2023, in the form in which it became effective on April 27, 2023, including the information deemed to be included in it at the time of effectiveness pursuant to Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), together with all amendments thereto filed with the Commission on or before the date of this letter, is herein referred to as the “Registration Statement.” The base prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated as of June 8, 2023 and filed with the Commission on June 9, 2023 pursuant to Rule 424(b) under the Securities Act, is herein referred to as the “Prospectus.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on representations made in the Purchase Agreement, Financial Advisory Agreement and certificates of officers of the Company.

Our opinion regarding valid existence and good standing in numbered paragraph 1 is based solely on a certificate of the Secretary of State of Delaware and, in the case of valid existence, a review of the Company’s Third Amended & Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”). We express no opinion as to the tax good standing of the Company in any jurisdiction.

Our opinions in numbered paragraph 2 below regarding the due qualification and good standing of the Company as a foreign corporation are based solely on a certificate of the Secretary of State or other appropriate officials of the jurisdiction identified on Exhibit A to this opinion letter in which the Company is qualified as a foreign corporation.

For purposes of our opinion in clause (ii) of numbered paragraph 9, we have interpreted the terms of the agreements and instruments listed on Exhibit B to this opinion letter (the “Listed Agreements”) as they would be understood in New York.

Our opinions set forth below are limited to the law of New York, the Delaware General Corporation Law and the federal law of the United States. We express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.                          The Company is validly existing as a corporation and in good standing under Delaware law.

2.                          The Company is duly qualified to do business as a foreign corporation in the State of Connecticut.

3.                          The Company has the corporate power to own its properties and conduct its business as described in the Prospectus and to execute and deliver the Purchase Agreement and Financial Advisory Agreement and perform its obligations thereunder.

4.                          The Company’s authorized capital stock is as set forth under the caption “Description of Capital Stock” in the Prospectus.

5.                          Any required filing of the Prospectus pursuant to Rule 424(b) under the Securities Act has been made in the manner and within the time period required by such Rule.

6.                          The Purchase Agreement and Financial Advisory Agreement have been duly authorized, executed and delivered by the Company.

7.                          The Common Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Purchase Agreement will be validly issued, fully paid and nonassessable. The issuance and sale of the Common Shares and Warrants are not subject to any preemptive right under the Delaware General Corporation Law or the Certificate of Incorporation or similar rights under any of the Listed Agreements, except for any such preemptive or contractual rights that have been waived.

8.                          The Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. Assuming the Pre-funded Warrant Shares and the Common Warrant Shares were issued today in accordance with the terms of the Pre-funded Warrants and the Common Warrants, respectively, they would be validly issued, fully paid and non-assessable.

9.                          The Company’s execution and delivery of the Purchase Agreement and Financial Advisory Agreement and its issuance and sale of the Shares and Warrants pursuant to the Purchase Agreement do not: (i) result in a violation by the Company of the Delaware General Corporation Law or any New York or federal statute or rule or regulation thereunder, (ii) result in a breach of, or constitute a default under, any of the Listed Agreements, (iii) violate the Certificate of Incorporation or the by-laws of the Company (the “By-laws”), or (iv) require the Company to obtain any consent, approval, license or exemption by, or order or authorization of, or to make any filing, recording or registration with, any governmental authority pursuant to the Delaware General Corporation Law or any New York or federal statute or rule or regulation thereunder, other than those that have been obtained or made under the Securities Act.

10.                         The statements in the Prospectus under the captions “Description of Capital Stock - Common Stock”, insofar as such statements describe statutes, rules or regulations or the terms of agreements or the terms of the Certificate of Incorporation or By-laws, are correct in all material respects.

11.                        The Company is not, and after giving effect to the issuance of the Shares and Warrants and the application of the proceeds as described in the Prospectus will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion letter is being furnished by us solely for your benefit as the Placement Agent in connection with the sale of the Shares and the Warrants to the purchasers pursuant to the Purchase Agreement, and neither it nor the opinions it contains may be relied on for any other purpose or by anyone else.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

EXHIBIT A

Jurisdiction(s) in Which Company Qualified as a Foreign Corporation:
Connecticut

A-1

EXHIBIT B

LIST OF AGREEMENTS

Promissory Note, between the Company and Precipio Diagnostics, LLC., dated February 2, 2017,

Securities Purchase Agreement, by and between the Company and the investors set forth on Schedule A attached thereto, dated April 13, 2017.

Precipio Diagnostics, LLC Subordinated Promissory Note, issued by Precipio to the Company, dated April 13, 2017.

Subordination Agreement, by and between the Company and Webster Bank, National Association, dated April 13, 2017.

Amended and Restated 2017 Stock Option and Incentive Plan, and form of award agreements thereunder.

Securities Purchase Agreement, by and between the Company and the purchasers set forth on Exhibit A attached thereto, dated June 29, 2017.

New Bridge Securities Purchase Agreement, by and between the Company and the investors set forth in Schedule A attached hereto, dated June 29, 2017.

Amended and Restated Pathology Services Agreement, by and between the Company and Yale University, dated March 21, 2017.

Lease, by and between the Company and Science Park Development Corporation, dated July 11, 2017.

Factoring Agreement, by and between the Company and Culain Capital Funding LLC, dated March 27, 2023.

B-1